Exhibit 99.1

Contact:

Kendra Kimmons
Managing Director of Communications
225-299-3708 kendra.kimmons@amedisys.com
David Castille
Managing Director of Finance
225-299-3665 david.castille@amedisys.com

Amedisys Closes On Visiting Nurse Association of Long Island Acquisition

BATON ROUGE, La., October 20, 2016 – Amedisys, Inc. (NASDAQ:AMED), one of the nation’s leading home health care and hospice companies, today announced that it has closed on the acquisition of Visiting Nurse Association of Long Island (VNALI), a nonprofit organization based in Garden City, New York that once served more than 100 communities throughout Long Island, Queens, Brooklyn and The Bronx. Amedisys acquired substantially all of the assets of VNALI for $4.6 million.

VNALI, founded in 1915, is one of the nation’s oldest Visiting Nurse Associations. Most recently, the Centers For Medicare & Medicaid Services gave VNALI a rating of four stars out of five in quality of care for Medicare patients. VNALI performed better than average on 18 of 22 measures for quality through both New York State and the United States. The organization filed for bankruptcy in June, 2015.

“VNALI has developed an outstanding reputation for taking care of patients for the past 100 years and this acquisition allows us to continue that care,” stated Amedisys President and Chief Executive Officer Paul Kusserow. “It is also the first time ever that Amedisys has entered New York City, a heavily urban marketplace, and as a result gives us access to Kings and Queens Counties, among the nation’s largest Medicare populations. It also extends our reach in the densely populated Long Island market, where Tender Loving Care, an Amedisys company, operates facilities in Hicksville and Medford.”

The Visiting Nurse Association of Long Island is a federally and state certified home health agency. Until recently, the organization provided valuable health and community-based services to the region. It has served Long Island residents for more than 100 years and is recognized as one of the country’s top 500 healthcare providers. At one time, the agency served 450 to 500 patients per week.

Amedisys will provide further detail during its third quarter 2016 earnings conference call.

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 2,200 hospitals and 61,900 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 16,000 employees, in 421 care centers in 34 states, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 340,000 patients in need every year. For more information about the Company, please visit: www.amedisys.com.

We use our company website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the Securities and Exchange Commission (“SEC”) disclosing the same information. In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct and the charters for the Audit, Compensation, Nominating and Corporate Governance, Quality of Care and Compliance and Ethics Committees of our Board are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

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